Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into this   20th    day of   February, 2025, by and between Hooker Furnishings Corporation (“Employer”) and C. Earl Armstrong III (“Executive”) (each a “Party” and collectively, the “Parties”).

WHEREAS, Executive became the Chief Financial Officer of the Employer effective as of February 3, 2025 (the “Effective Date”); and

WHEREAS, Employer desires to secure Executive’s continued service and expertise in connection with Employer’s business pursuant to an employment agreement beginning as of the Effective Date, which shall supersede and replace any prior employment agreements, if applicable; and

WHEREAS, the Parties agree that a covenant not to compete is essential to the growth and stability of the business of Employer and to the continuing success of such business whenever the employment to which this Agreement relates is terminated;

1.	Employment. Upon the Effective Date, Employer shall continue to employ and Executive agrees to be employed as Employer’s Chief Financial Officer, and to perform such different or other duties as may be assigned to Executive by Employer from time to time by Employer’s Chief Executive Officer (“CEO”). Executive will devote Executive’s full working time and best efforts to the diligent and faithful performance of such duties as may be entrusted to Executive from time to time by Employer and shall observe and abide by the corporate policies and decisions of Employer in all business matters.

2.	Term. Executive’s employment shall continue under this Agreement for an indefinite period of time beginning on the Effective Date of this Agreement and continuing until termination in accordance with the terms of this Agreement.

3.	Compensation. Employer shall pay and Executive shall accept as full consideration for the services to be rendered hereunder compensation consisting of the items listed below. Employer shall have no obligation to pay any such compensation for any period after the termination of Executive’s employment, except as otherwise expressly provided.

a.	Salary, paid pursuant to Employer’s normal payroll practices, at an annual rate of three hundred seventy five thousand dollars ($375,000) per year or such other rate as may be established prospectively from time to time by the Compensation Committee of the Employer’s Board of Directors (“Compensation Committee”). All such payments shall be subject to deduction and withholding authorized or required by applicable law. Executive is a salaried, exempt employee.

b.	A Short-Term Incentive (“STI”) payment with respect to each fiscal year of the Employer (the “Performance Year”) during the term of this Agreement. The STI shall be computed as a percentage of Executive’s salary actually paid with respect to the Performance Year, which percentage shall be targeted at sixty percent (60%) and shall be subject to the performance criteria outlined in Employer’s STI Plan. The terms and conditions of the STI payment, including the applicable performance criteria for a Performance Year, and the determination of the amount of the STI payable to the Executive for a Performance Year (if any) shall be determined in the sole discretion of the Compensation Committee. The STI payment with respect to a Performance Year will be paid during the period that begins on the first day immediately following the last day of the Performance Year and ends on April 15 of the calendar year in which the Performance Year ends.

c.	Long-Term Incentive Plan (“LTIP”) – Employer agrees to offer Executive participation in the Employer’s LTIP which shall be evaluated according to the Employer’s stated LTIP criteria. The target award for Executive shall be eighty percent (80%) of the goal for each LTIP plan year.

d.	Executive shall receive such other benefits, payments, or items of compensation as are provided under the employee benefit plans of Employer, or as are made available from time to time under compensation policies set by Employer for management employees of Employer having similar salary and level of responsibility; including, but not limited to, paid time off (“PTO”) based on years of service, as defined in Employer’s PTO policy.

e.	Employer shall reimburse Executive, in accordance with the general policies and practices of Employer as in effect from time to time, for normal out-of-pocket expenses incurred by Executive in the ordinary course of business, including without limitation, business related travel, customer entertainment and professional organizations.

4.	Disability or Death. If Executive should die or become disabled during the Term of this Agreement, Executive’s employment and Employer’s obligations hereunder (other than payment of salary through and including the date of Executive’s termination and payment of benefits in accordance with the applicable employee benefit plan) shall terminate as of Executive’s death or disability, as applicable. In such event, the Employer shall pay the Executive an STI payment for the Performance Year in which the Executive died or became disabled, which shall be prorated for the period ending on the date of the Executive’s death or disability. Such STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. For purposes of this Section 4, Executive shall be considered “disabled” if Executive has suffered any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Executive to be unable to perform the duties of Executive’s position of employment or any substantially similar position of employment with the Employer.

5.	Termination by Employer.

a.	Cause. Employer may terminate the employment of Executive under this Agreement during its Term for Cause. For purposes of this Agreement, termination for “Cause” shall include termination for (i) breach of this Agreement by Executive; (ii) Executive’s gross negligence in the performance of Executive’s material duties hereunder; (iii) intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the reasonable directives of the CEO, or the Employer’s policies and procedures; (iv) Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Employer, that in the reasonable judgment of the CEO adversely affects the Employer; (v) Executive’s arrest for, conviction of, or a plea of nolo contendere to, a felony or other crime involving moral turpitude or that otherwise threatens to interfere with the Employer’s interest as determined by the CEO in his or her sole discretion; (vi) Executive violates the Employer’s Code of Business Conduct and Ethics; or (vii) Executive’s failure to report to work or unexcused absenteeism in violation of the Employer’s attendance policies. In such event no further salary shall be paid to Executive after the date of termination and no STI payment shall be paid to Executive after the date of termination, including any STI payment with respect to any fiscal year or the portion of any fiscal year preceding the date of termination. Executive shall retain only such rights to participate in other benefits as are required by the terms of those plans, Employer’s polices, or applicable law.

b.	Without Cause. Employer may terminate the employment of Executive under this Agreement during its Term without Cause. In such event, however, Executive, while living, shall be entitled to receive (i) Executive’s then-current base salary for a period of twelve (12) months following such termination of employment and (ii) an STI payment for the Performance Year in which the Executive’s employment is terminated, which shall be prorated for the period ending on the date of the Executive’s termination of employment; provided, however, that the payment of any severance or STI payment shall be conditioned upon Executive executing and not revoking a general release of claims against Employer in a form reasonably acceptable to Employer within thirty (30) days (or the time provided by applicable law, if longer) of Executive’s termination date. The STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. Notwithstanding the foregoing, the total amount payable under this Section 5(b) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto. In addition, if the Employer terminates the employment of Executive without Cause and such termination date is within one year after a Change of Control (as defined in the Employer’s 2024 Amended and Restated Stock Compensation Plan), then the Executive shall receive the severance benefit under Section 7 rather than and in lieu of any amounts payable under this Section 5(b). The severance benefit payable pursuant to the preceding sentence shall be paid at the time and form set forth in Section 7.

6.	Termination by Executive.

a.	Good Reason. Executive may terminate his employment with Employer for Good Reason (as defined herein) at any time during the Term of the Agreement provided that such termination shall constitute Good Reason only if the Employer fails to cure such event(s) in accordance with the notice and cure provisions described below. In such event, Executive shall be entitled to receive (i) Executive’s then-current base salary for a period of twelve (12) months following such termination of employment and (ii) an STI payment for the Performance Year in which the Executive’s employment is terminated, which shall be prorated for the period ending on the date of the Executive’s termination of employment; provided, however, that the payment of any severance or STI payment shall be conditioned upon Executive executing and not revoking a general release of claims against Employer in a form reasonably acceptable to Employer within thirty (30) days (or the time provided by applicable law, if longer) of Executive’s termination date. The STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. Notwithstanding the foregoing, the total amount payable under this Section 6(b) shall not exceed the applicable dollar limit imposed under Treasury Regulation Section 1.409A-1(b)(9)(iii), or any successor or replacement section thereto. In addition, if the Executive terminates his employment for Good Reason and such termination date is within one year after a Change of Control (as defined in the Employer’s 2024 Amended and Restated Stock Compensation Plan), then the Executive shall receive the severance benefit under Section 7 rather than and in lieu of any amounts payable under this Section 6(a). The severance benefit payable pursuant to the preceding sentence shall be paid at the time and form set forth in Section 7.

b.	Definitions.

i.	Good Reason shall mean (i) a material adverse change in Executive’s duties, authority or responsibilities; (ii) the relocation of Executive’s principal place of employment to another location more than seventy-five (75) miles away from Executive’s current principal place of employment; or (iii) Employer’s material breach of this Agreement or any other agreement between the Parties.

ii.	Notice and Cure shall mean (i) Executive shall give Employer a notice of termination within sixty (60) days following the event giving rise to Executive’s Good Reason termination and (ii) Employer shall have a period of thirty (30) days after receiving the notice of termination to remedy the action or inaction on which Good Reason is based. If Employer fails to remedy the action or inaction on which the Good Reason is based within such thirty (30) day period, Executive may terminate his employment for Good Reason within thirty (30) days after the end of the cure period.

c.	Resignation. Executive may terminate Executive’s employment under this Agreement for any reason (or no reason) at any time by providing thirty (30) days’ written notice to the Employer. Employer may, in its sole discretion, waive the aforementioned notice requirement and accept Executive’s resignation effective as of any earlier date. In the event of such a termination by the Executive, Executive shall not be entitled to receive any compensation from the Employer pursuant to this Agreement other than the salary due through and including the date of Executive’s termination and payment of benefits in accordance with the applicable employee benefit plan; provided, however, in the event of Executive’s retirement, he or she shall be entitled to an STI payment for the Performance Year in which the Executive retires. The STI payment, if any, shall be paid by no later than April 15 of the calendar year in which such Performance Year ends. For purposes of this Section 6(c), “retirement” shall mean the Employer’s agreement to Executive’s voluntary separation from service on account of Executive’s retirement provided Executive (i) gives Employer a minimum of ninety (90) days’ advance written notice of the anticipated retirement date (unless waived by Employer); (ii) enters into a mutually agreed upon written plan with Employer to affect the orderly transition of duties and responsibilities; and (iii) complies with such other guidelines as the Employer may establish in its sole discretion.

7.	Change of Control. If the Executive’s employment is terminated for Good Reason or by the Employer without Cause and such termination date is within one year after a Change of Control (as defined in the Employer’s 2024 Amended and Restated Stock Compensation Plan), the Executive shall be entitled to a severance payment under this Section 7 in an amount equal to one times the sum of (i) Executive’s then-current base salary and (ii) an STI payment for the Performance Year in which the Executive’s employment is terminated, which shall be prorated for the period ending on the date of the Executive’s termination of employment; provided, however, that the severance payment shall be conditioned upon Executive executing and not revoking a general release of claims against Employer in a form reasonably acceptable to Employer within thirty (30) days (or the time provided by applicable law, if longer) of Executive’s termination date. Subject to any payment timing requirements under Section 19 below which may cause a delay in the payment to the Executive, this severance payment shall be made to Executive in a single lump sum within forty-five (45) days of the termination date.

8.	Confidential Information and Return of Property. “Confidential Information” means any written, oral, or other confidential information obtained by Executive in the course of employment with Employer and concerning Employer or any of its affiliates, including, without limitation, confidential information about their respective operations, financial condition, business commitments or business strategy, unless such information is generally known in the industry or is already publicly known through no fault of any person bound by a duty of confidentiality to Employer or any of its affiliates. Executive will not at any time, during or after Executive’s employment with Employer, directly or indirectly disclose Confidential Information to any person or entity, except as required in the course of employment with, and for the benefit of, Employer. Executive will not at any time, during or after Executive’s employment with Employer, in any manner access or use Confidential Information on behalf of himself or any other person or entity other than Employer, or accept any position in which Executive would have a duty to any person to use Confidential Information. Upon termination of Executive’s employment for any reason or at any time upon Employer’s request, Executive will promptly return to Employer all property of Employer, including documents and computer files, and including all property that contains or reflects Confidential Information. Executive shall not take, copy, download, or remove from the premises of Employer any Confidential Information except with the express written authorization of Employer, and Executive shall retain no copies of any Confidential Information following the termination of Executive’s employment for any reason. Nothing in this Agreement shall be interpreted or shall operate to diminish such duties or obligations of Executive to Employer that arise or continue in effect after the termination of Executive’s employment hereunder, including without limitation any such duties or obligations to maintain confidentiality or refrain from adverse use of any of Employer’s trade secrets or other Confidential Information that Executive may have acquired in the course of Executive’s employment.

9.	Disclosure and Ownership of Work Related Intellectual Property. Executive shall disclose fully to Employer any and all intellectual property (including, without limitation, inventions, processes, improvements to inventions and processes, and enhancements to inventions and processes, whether or not patentable, trade secrets, formulae, data and computer programs, related documentation and all forms of copyrightable subject matter) that Executive conceives, develops or makes, alone or jointly with others, during the term of Executive’s employment and that in whole or in part result from or relate to Executive’s work for Employer (collectively, “Work Related Intellectual Property”). Any such disclosure shall be made promptly after each item of Work Related Intellectual Property is conceived, developed or made by Executive, whichever is sooner. Executive acknowledges that all Work Related Intellectual Property that is copyrightable shall be “work made for hire” and shall be automatically owned by Employer. Further, Executive hereby assigns to Employer any and all rights, title and interest which Executive has or may have in Work Related Intellectual Property, whether or not patentable or copyrightable under applicable law, and any associated know-how, moral rights, or other intellectual property rights (“Proprietary Rights”). If any Work Related Intellectual Property embodies or reflects any preexisting rights of Executive, Executive hereby grants to Employer the irrevocable, perpetual, nonexclusive, worldwide, and royalty-free license to use, reproduce, display, perform, distribute copies of and prepare derivative works based upon such preexisting rights and to authorize others to do any or all of the foregoing. Further, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Employer may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing any right, title and interest in and to any Work Related Intellectual Property and any Proprietary Rights. In addition, Executive will execute, verify and deliver assignments of such Proprietary Rights to Employer or its designee at Employer’s request. Executive’s obligation to assist Employer with respect to Proprietary Rights relating to Work Related Intellectual Property shall continue beyond the cessation of Executive’s employment. Employer shall reimburse Executive for reasonable expenses actually incurred by Executive in the course of providing such assistance at Employer’s request.

10.	Covenant Not to Compete. Throughout any period during which Executive is an employee of the Employer, and for a period of twelve (12) months from and after the date upon which Executive shall cease for any reason whatsoever to be an employee of the Employer, Executive covenants and agrees that Executive will not engage, in any Restricted Capacity, in any business that is in Competition with the Employer within the Restricted Area. For purposes of this Agreement, the “Restricted Capacity” shall be any capacity which involves the performance of managerial, supervisory, development, marketing or sales duties substantially similar to any of Executive’s material duties for the Employer during the most recent twelve (12) months of employment with the Employer. For purposes of this Agreement, a business is in “Competition” with the Employer if it engages in the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing the same or substantially similar wood, metal or upholstered residential furniture products at price points the Employer has provided to its customers during the most recent twelve (12) months of Executive’s employment with the Employer. For purposes of this Agreement, the “Restricted Area” shall be the geographic territory consisting of the United States of America. Executive acknowledges and agrees that Executive has and will continue to assist Employer to engage in its business in the territory described in the preceding sentence and therefore such territory is necessary and reasonable for the covenants in this Section.

Notwithstanding the preceding, Executive may own less than two percent (2%) of any class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, of any corporation engaged in Competition with Employer so long as Executive does not otherwise participate in the management or operation of any such business, or violate any other provision of this Agreement.

11.	Non-Solicitation of Customers. Executive agrees that during the term of this Agreement, and for a period of twelve (12) months thereafter, regardless of the circumstances of the termination or any claim that Executive may have against Employer under this Agreement or otherwise, Executive will not:

a.	directly or indirectly solicit or participate in the solicitation of any person or entity who, during the twelve (12) month period immediately preceding the date upon which Executive’s employment with the Employer ceased, paid or engaged the Employer for products or services of any type (“Customer”) to withdraw, curtail or cancel its business with the Employer or do any other act which may result in the impairment of the relationship between any Customer and the Employer;

b.	for the benefit of a business in Competition with the Employer, agree to perform or perform services, or agree to sell or sell products, of any type that the Employer offered, sold, or provided to any Customer during the twelve (12) month period immediately preceding the date upon which Executive’s employment with the Employer ceased;

c.	directly or indirectly induce any supplier, vendor, or other business relation of Employer to cease doing business in whole or in part with Employer; or

d.	for Executive or for the benefit of another, induce or influence, or attempt to induce or influence, any person who is an employee, agent, independent contractor, partner, officer or director of the Employer and with whom Executive had material contact or whose identity Executive learned in the course of employment with Employer to terminate his or her relationship with the Employer.

e.	Executive acknowledges and agrees that, as a result of Executive’s position, Executive is responsible for oversight of Employer’s relationships with, and/or accesses and uses Confidential Information concerning, all Customers of Employer. As such, Executive expressly acknowledges and agrees that the restrictions in this Section are reasonable and necessary to protect Employer’s legitimate interests and Customer goodwill.

12.	Non-Disparagement. During Executive’s employment with Employer and at all times thereafter, Executive shall not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize Employer, any of its subsidiaries, or any of its officers, directors, or management employees. For the avoidance of doubt, this clause does not apply to Executive’s communications with members of Employer’s Board of Directors.

13.	Remedies and Equitable Relief. Executive acknowledges and agrees that a breach of any of the covenants made by Executive in Sections 8, 9, 10, 11 and 12 above would cause irreparable harm to Employer or any of its affiliates for which there would be no adequate remedy at law. Accordingly, in the event of any threatened or actual breach of any such covenant, Executive agrees that Employer shall be entitled to enforce any such covenant by injunctive and other appropriate equitable relief in any court of competent jurisdiction, in addition to all other remedies available. If Executive breaches Sections 10 or 11 above, the duration of the period identified shall be computed from the date Executive resumes compliance with the covenant or from the date Employer is granted injunctive or other equitable relief by a court of competent jurisdiction enforcing the covenant, whichever shall first occur, reduced by the number of days Executive was not in breach of the covenant after termination of employment, or any delay in filing suit, whichever is greater. To the extent allowed under state law, Employer shall have the right to set off or withhold any amount owed to Executive by Employer or any of its affiliates for any amount owed to Employer as a result of Executive’s breach or threatened breach of this Agreement. If any judicial or other proceeding is brought to enforce or interpret the terms of this Agreement, the party that prevails in such proceeding shall be entitled to recover its costs, expenses and fees (including reasonable attorneys’ fees) incurred in such proceeding.

14.	Protected Rights and Government Agencies. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement limits Executive’s right to file a charge with, to participate in a proceeding by, to give testimony to, or to communicate with a court, legislative body, administrative agency, government agency or government official, including without limitation the Securities and Exchange Commission. In addition, nothing in this Agreement limits Executive’s rights under any applicable workplace transparency statute, if any. In the event Executive becomes legally compelled to disclose Confidential Information pursuant to any subpoena, summons, order, or other judicial or government process, Executive shall provide Employer with prompt notice thereof so that Employer may seek a protective order or other appropriate remedy or waive compliance with the relevant provisions of this Agreement. In the event Employer does not obtain such protective order or other remedy or does not grant a waiver, Executive shall disclose only such Confidential Information as Executive is legally required to disclose.

15.	DTSA Notice. Executive is advised and understands that the federal Defend Trade Secrets Act of 2016 provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to any attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

16.	Certain Defenses Waived. The existence of any claim or cause of action of Executive against Employer, whether predicated on this Agreement or not, shall not constitute a defense to the enforcement by Employer of the restrictions, covenants and agreements contained herein.

17.	Assignment. Employer may assign this Agreement to any other entity acquiring all or substantially all of the assets or stock of Employer or to any other entity into which or with which Employer may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of Employer under this Agreement, as well as the obligations and liabilities of Employer hereunder, shall inure to the benefit of and be binding upon the assignee, successor-in-interest, or transferee of Employer and Employer shall have no further obligations or liabilities hereunder. By signing this Agreement, Executive hereby expressly consents to any such assignment or transfer by Employer, and no such assignment or transfer shall in any manner restrict, terminate, limit, or modify the obligations of Executive under this Agreement. This Agreement is not assignable in any respect by Executive.

18.	Severability; Invalid Provisions. It is not the intention of either Party to violate any public policy, or any statutory or common law. If any sentence, paragraph, clause or combination of the same in this Agreement is found unenforceable by a court of competent jurisdiction, such sentence, paragraph, clause or combination of the same shall be void in the jurisdictions where it is unlawful, and the remainder of the Agreement shall remain binding on the Parties. However, the Parties agree, and it is their desire that a court should substitute for each such illegal, invalid or unenforceable covenant a reasonable and judicially-enforceable limitation in its place, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the Parties themselves in the modified form.

19.	Entire Agreement; Amendments. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. This Agreement may be amended in whole or in part only by an instrument in writing setting forth the particulars of such amendment and duly executed by both Parties.

20.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Governing Law and Venue. The validity, construction, interpretation and enforceability of this Agreement and the capacity of the parties shall be determined and governed by the laws of the Commonwealth of Virginia, without regard to the conflict of law rules contained therein. Employer and Executive hereby consent to the exclusive jurisdiction of the state and federal courts having jurisdiction over Martinsville, Virginia in connection with any action, suit, or other proceeding arising out of or relating to this Agreement or Executive’s employment with Employer. Employer and Executive agree not to assert in any such action, suit, or proceeding brought in any such court any defenses or lack of personal jurisdiction, improper venue, or inconvenient forum.

22.	Taxes. All payments made under this Agreement shall be subject to the Employer’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding. The parties intend that any payment under this Agreement shall, to the extent subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) be paid in compliance with Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. Without limiting the foregoing: (a) each installment of any such payment shall be treated as a separate payment for purposes of Code Section 409A; (b) each installment of any such payment that is payable as a result of the Executive’s termination of employment shall not be paid unless and until the Executive’s “separation from service” (within the meaning of Code Section 409A); (c) if such payment is payable as a result of the Executive’s separation from service, and the Executive is a “specified employee” (within the meaning of Code Section 409A) at the time of such separation from service, then any installment of such payment that would otherwise be paid to the Executive within six months following such separation from service shall be delayed and paid to the Executive (or the Executive’s estate, as applicable) in a single lump sum on the earlier of (i) the first day of the seventh month following such separation from service or (ii) the date of the Executive’s death, with any remaining installments to be paid in accordance with the original payment schedule as if no delay had occurred; (d) if any such payment is conditioned upon the Executive’s executing and not revoking a release of claims, and the period during which the Executive can execute or revoke such release begins in one calendar year and ends in the following calendar year, then no such payment shall be paid to the Executive until the later of (i) the first day of such second calendar year or (ii) the date on which such release becomes effective; and (e) if any expense reimbursement or in-kind benefit provided to the Executive under this Agreement is subject to Code Section 409A, then: (i) the amount of expense eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit. For the avoidance of doubt, the parties intend that all amounts payable under this Agreement shall be exempt from Code Section 409A under the short-term deferral exemption, the exemption for separation pay due upon an involuntary separation from service, or other available exemption. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Code Section 409A, or an exemption therefrom, and avoid application of any taxes, penalties, or interest thereunder. However, in the event that the payments under the Agreement are subject to any taxes (including, without limitation, those specified in Code Section 409A), the Executive shall be solely liable for the payment of any such taxes.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

Employer

By:	/s/ Jeremy R. Hoff
Jeremy R. Hoff
Chief Executive Officer and Director

Executive

/s/ C. Earl Armstrong III
C. Earl Armstrong III

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